Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Karla Hurter, 703-319-0957 Health2 Resources
khurter@health2resources.com
Curt M. Selquist joins HealthFitness Board of Directors
MINNEAPOLIS, MN August 30, 2007— HealthFitness (OTC BB: HFIT) today announced that retired Johnson & Johnson Group Chairman Curt M. Selquist has been appointed to its board of directors.
Selquist retired from his post at Johnson & Johnson in March after 30 years with the company. He began his career as a sales representative for Johnson & Johnson Baby Products Company, rising through the ranks to become worldwide president of Johnson & Johnson/Merck Pharmaceuticals in 1995 and company group chairman for Johnson & Johnson Medical in 1997. Selquist continues to support Johnson & Johnson Health Care Services in a consulting role and maintains an office at the corporate headquarters in New Brunswick, NJ.
“HealthFitness is indeed fortunate to have Curt Selquist join our board,” said Mark W. Sheffert, chairman of the HealthFitness board. “He brings decades of experience in our targeted segments and a broad range of knowledge for both national and international markets. His wisdom and input will be valuable in the oversight and guidance of the organization.”
Selquist is the founding chairman of the Global Healthcare Exchange, established in 2000 as an electronic trading exchange open to all health care providers, suppliers, and manufacturers to buy and sell supplies online. He is also chairman of the National Alliance for Healthcare Technology and serves as leadership network chair for the National Quality Forum.
Selquist is an operating partner at Water Street Health Partners, a Chicago-based private equity firm, and serves on two of the company’s boards. He serves on the board of Facet Technologies, the leading global provider of microsampling sharps products, including lancing devices used in diabetes for blood glucose monitoring and other point-of-care diagnostics. He also serves on the board of Physiotherapy, Inc., focused on physical therapy clinics dealing with workers compensation and rehabilitation cases.
He serves on the board and executive committee of Project HOPE and is a member of the board of directors of the Council of Americas. He is a member of the advisory board of the Johnson & Johnson-Wharton Fellows Program and a member of the board of trustees for Somerset Medical Center. Selquist earned a bachelor’s degree from Bradley University in Peoria, Ill.

About HealthFitness
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HFC serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HFC employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HFC, visit www.hfit.com.